BROWN-FORMAN REPORTS FIRST QUARTER FISCAL 2024 RESULTS; REAFFIRMS FULL YEAR OUTLOOK

August 30, 2023, LOUISVILLE, KY — Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its first quarter of fiscal 2024 ended July 31, 2023, with reported net sales increasing 3%1 to $1.0 billion (+2% on an organic basis2). In the quarter, reported operating income decreased 4% to $327 million (-6% on an organic basis) and diluted earnings per share decreased 7% to $0.48.
Lawson Whiting, Brown-Forman’s President and Chief Executive Officer stated, “As anticipated, our first quarter growth was impacted by the difficult shipment comparison from fiscal 2023, when we rebuilt inventory impacted by prior glass supply challenges. We continue to be confident in the strength of our people, our brands, and our business, and reaffirm our full-year fiscal 2024 guidance of 5-7% organic net sales growth and 6-8% organic operating income growth.”
First Quarter of Fiscal 2024 Highlights
•Broad-based reported net sales growth was delivered across Emerging3 and Developed International3 markets and the Travel Retail3 channel. Reported net sales declined in the United States reflecting an estimated net decrease in distributor inventories, partially due to cycling against a significant inventory rebuild during the same period last year.
•On a reported basis, portfolio growth was led by:
◦The recently acquired Gin Mare and Diplomático brands which collectively increased the company's reported net sales by 2%,
◦New Mix RTD which delivered very strong reported net sales growth of 52% (+32% organic),
◦el Jimador with reported net sales growth of 27% (+26% organic), and
◦Jack Daniel’s Tennessee Apple with double-digit reported net sales growth of 49% (+52% organic).
•Reported gross margin expanded 90 basis points.

•Significant brand investment supporting the existing portfolio, the launch of Jack Daniel’s & Coca-Cola RTD, and the recent acquisitions of Gin Mare and Diplomático increased reported advertising expense 19% (+14% organic).
First Quarter of Fiscal 2024 Brand Results
•Reported net sales for Whiskey3 products declined 1% (flat organic) led by Woodford Reserve and Gentleman Jack due to an estimated net decrease in distributor inventories, partially offset by the growth of Jack Daniel’s Tennessee Apple and Jack Daniel’s super-premium expressions such as Jack Daniel’s Sinatra and Jack Daniel’s Bonded. While reported net sales of Jack Daniel’s Tennessee Whiskey was flat, the brand led the company’s organic growth (+2%) even as it was negatively impacted by an estimated net decrease in distributor inventories in the United States.
•Ready-to-Drink3 (RTD) growth continued to be driven by consumer preference for convenience and flavor. New Mix’s reported net sales increased 52% (+32% organic) propelled by higher volumes and prices along with the positive effect of foreign exchange. Reported net sales of Jack Daniel’s RTD/RTP portfolio was flat (flat organic) due to lower volumes of Jack Daniel’s & Cola as we launched the Jack Daniel’s & Coca-Cola RTD.
•Reported net sales for the tequila portfolio increased 15% (+12% organic). el Jimador fueled the growth with reported net sales of 27% (+26% organic) driven by higher prices, particularly in the United States, and higher volumes in Colombia. Herradura increased reported net sales 1% (-3% organic) as the positive effect of foreign exchange was largely offset by lower volumes in the United States, reflecting an estimated net decrease in distributor inventories.
•Gin Mare and Diplomático drove the significant increase in Rest of Portfolio’s3 reported net sales growth of 97% (+5% organic).
First Quarter of Fiscal 2024 Market Results
•Emerging3 markets grew reported net sales 27% (+32% organic) reflecting very strong growth of New Mix in Mexico and Jack Daniel’s Tennessee Whiskey in the United Arab Emirates and Poland.
•Developed International3 markets’ reported net sales increased 5% (flat organic) fueled by Gin Mare and Diplomático in Italy along with the launch of Jack Daniel’s Tennessee Apple in South Korea. Growth was partially offset by lower volumes of Jack Daniel’s RTDs in the United Kingdom and Australia.
•The Travel Retail3 channel sustained strong growth with reported net sales increasing 13% (+9% organic) driven primarily by higher volumes of Woodford Reserve as well as Jack Daniel’s super-premium expressions such as Jack Daniel’s Single Barrel Tennessee Whiskey.

•Reported net sales in the United States decreased 8% (-9% organic). The decline was driven by lower volumes reflecting an estimated net decrease in distributor inventories, partially offset by higher prices across the portfolio led by Jack Daniel’s Tennessee Whiskey. The estimated net decrease in distributor inventories was partially due to cycling against a significant inventory rebuild during the same period last year as we continued to recover from supply chain disruptions.
First Quarter of Fiscal 2024 Other P&L Items
•Reported gross profit increased 5% (+5% organic). Gross margin expanded 90 basis points to 62.7%, driven by favorable price/mix, lower supply chain disruption related costs and lower tariff-related costs, which was partially offset by higher input costs and the negative effect of foreign exchange.
•Reported advertising expense grew 19% (+14% organic) driven by the launch of Jack Daniel’s & Coca-Cola RTD, increased investment in Jack Daniel’s Tennessee Whiskey, and the acquisitions of Gin Mare and Diplomático. Reported selling, general, and administrative expenses increased 14% (+12% organic) largely driven by higher compensation-related expenses.
•The company’s reported operating income decreased by 4% (-6% organic) due to the timing of higher operating expense, partially offset by gross margin expansion.
•Diluted earnings per share declined by $0.04 driven primarily by the decrease in reported operating income and higher interest expense.
First Quarter of Fiscal 2024 Financial Stewardship
On July 27, 2023, the Brown-Forman Board of Directors declared a regular quarterly cash dividend of $0.2055 per share on its Class A and Class B common stock. The dividend is payable on October 2, 2023, to stockholders of record on September 5, 2023. Brown-Forman, a member of the prestigious S&P 500 Dividend Aristocrats Index, has paid regular quarterly cash dividends for 79 consecutive years and has increased the regular dividend for 39 consecutive years.
Fiscal 2024 Outlook
While we remain optimistic about our prospects for growth of organic net sales and organic operating income in fiscal 2024, we continue to believe trends will normalize after two consecutive years of double-digit organic net sales growth. Accordingly, we reiterate our guidance and expect the following in fiscal 2024:
•Reflecting the strength of our portfolio of brands, our pricing strategy, and strong consumer demand, we expect organic net sales growth in the 5% to 7% range.
•Based on the above organic net sales growth outlook, and our expectation that continued input cost pressures will be partially offset by lower supply chain disruption costs, we anticipate organic operating income growth in the 6% to 8% range.

•We expect our fiscal 2024 effective tax rate to be in the range of approximately 21% to 23%.
•Capital expenditures are planned to be in the range of $250 to $270 million.
Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (ET) today. A live audio broadcast of the conference call, and the accompanying presentation slides, will be available via
Brown-Forman’s website, brown-forman.com, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.
For more than 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel's Tennessee Whiskey, Jack Daniel's Ready-to-Drinks, Jack Daniel's Tennessee Honey, Jack Daniel's Tennessee Fire, Jack Daniel's Tennessee Apple, Gentleman Jack, Jack Daniel's Single Barrel, Woodford Reserve, Old Forester, Coopers’ Craft, The GlenDronach, Benriach, Glenglassaugh, Slane, Herradura, el Jimador, New Mix, Korbel, Sonoma-Cutrer, Chambord, Fords Gin, Gin Mare, and Diplomático Rum. Brown-Forman’s brands are supported by approximately 5,600 employees globally and sold in more than 170 countries worldwide. For more information about the company, please visit brown-forman.com. Follow us on LinkedIn, Instagram, and Twitter.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:
•Our substantial dependence upon the continued growth of the Jack Daniel's family of brands
•Substantial competition from new entrants, consolidations by competitors and retailers, and other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Disruption of our distribution network or inventory fluctuations in our products by distributors, wholesalers, or retailers
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; further legalization of marijuana; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, or labor
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Impact of health epidemics and pandemics, and the risk of the resulting negative economic impacts and related governmental actions
•Unfavorable global or regional economic conditions and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, Board of Directors, family stockholders, operations, business performance, or prospects
•Failure to attract or retain key executive or employee talent
•Risks associated with being a U.S.-based company with a global business, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American whiskeys and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations; terrorism, kidnapping, extortion, or other types of violence; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies, especially those affecting production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, corporate, sales or value-added taxes, property taxes, payroll taxes, import and export duties, and tariffs) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Decline in the social acceptability of beverage alcohol in significant markets
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Counterfeiting and inadequate protection of our intellectual property rights
•Significant legal disputes and proceedings, or government investigations
•Cyber breach or failure or corruption of our key information technology systems or those of our suppliers, customers, or direct and indirect business partners, or failure to comply with personal data protection laws
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure
For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our annual report on Form 10-K and those described in future reports filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended July 31, 2022 and 2023
(Dollars in millions, except per share amounts)

	2022	2023	Change

Net sales	$1,007	$1,038	3%
Cost of sales	385	387	1%
Gross profit	622	651	5%
Advertising expenses	110	131	19%
Selling, general, and administrative expenses	175	200	14%
Other expense (income), net	(6)	(7)
Operating income	343	327	(4)%
Non-operating postretirement expense	—	1
Interest expense, net	17	27
Income before income taxes	326	299	(8)%
Income taxes	77	68
Net income	$249	$231	(7)%

Earnings per share:
Basic	$0.52	$0.48	(7)%
Diluted	$0.52	$0.48	(7)%

Gross margin	61.8%	62.7%
Operating margin	34.0%	31.5%

Effective tax rate	23.6%	22.9%

Cash dividends paid per common share	$0.1885	$0.2055

Shares (in thousands) used in the
calculation of earnings per share
Basic	479,079	479,353
Diluted	480,444	480,383

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2023	July 31, 2023
Assets:
Cash and cash equivalents	$374	$426
Accounts receivable, net	855	872
Inventories	2,283	2,502
Assets held for sale	—	135
Other current assets	289	255
Total current assets	3,801	4,190

Property, plant, and equipment, net	1,031	1,050
Goodwill	1,457	1,494
Other intangible assets	1,164	1,014
Other assets	324	338
Total assets	$7,777	$8,086

Liabilities:
Accounts payable and accrued expenses	$827	$761
Dividends payable	—	98
Accrued income taxes	22	47
Short-term borrowings	235	389
Liabilities held for sale	—	13
Total current liabilities	1,084	1,308

Long-term debt	2,678	2,687
Deferred income taxes	323	324
Accrued postretirement benefits	171	171
Other liabilities	253	258
Total liabilities	4,509	4,748

Stockholders’ equity	3,268	3,338

Total liabilities and stockholders’ equity	$7,777	$8,086

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2022 and 2023
(Dollars in millions)

	2022	2023

Cash provided by operating activities	$173	$38

Cash flows from investing activities:
Additions to property, plant, and equipment	(33)	(49)
Other	(1)	5
Cash provided by (used for) investing activities	(34)	(44)

Cash flows from financing activities:
Net change in other short-term borrowings	—	153
Dividends paid	(90)	(99)
Other	(4)	(4)
Cash provided by (used for) financing activities	(94)	50

Effect of exchange rate changes	(14)	8

Net increase (decrease) in cash, cash equivalents, and restricted cash	31	52

Cash, cash equivalents, and restricted cash at beginning of period	874	384

Cash, cash equivalents, and restricted cash at end of period	905	436
Less: Restricted cash at end of period	(6)	(10)
Cash and cash equivalents at end of period	$899	$426

Schedule A
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

Percentage change versus the prior year period ended	July 31, 2023
3 Months
Reported change in net sales	3%
Acquisitions and divestitures	(2%)
Foreign exchange	1%
Organic change in net sales[2]	2%

Reported change in gross profit	5%
Acquisitions and divestitures	(1%)
Foreign exchange	2%
Organic change in gross profit[2]	5%

Reported change in advertising expenses	19%
Acquisitions and divestitures	(5%)
Foreign exchange	(1%)
Organic change in advertising expenses[2]	14%

Reported change in SG&A	14%
Acquisitions and divestitures	(1%)
Foreign exchange	(1%)
Organic change in SG&A2	12%

Reported change in operating income	(4%)
Acquisitions and divestitures	(1%)
Impairment Charges	—%
Foreign exchange	—%
Organic change in operating income[2]	(6%)

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule B
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Three Months Ended July 31, 2023

	Supplemental Information[3]
	Volumes (9-Liter Cases)				Net Sales % Change vs. 2022
Product Category / Brand Family / Brand[3]	Depletions (Millions)	% Change vs. Prior Year Period	Shipments (Millions)	% Change vs. Prior Year Period	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic[2]
Whiskey	5.4	2%	5.3	(4%)	(1%)	—%	2%	—%
JDTW	3.7	1%	3.7	(2%)	—%	—%	3%	2%
JDTH	0.5	3%	0.5	(15%)	(1%)	—%	—%	—%
Gentleman Jack	0.2	4%	0.2	(13%)	(16%)	—%	4%	(13%)
JDTF	0.2	(5%)	0.1	(17%)	(19%)	—%	1%	(19%)
JDTA	0.2	39%	0.2	39%	49%	—%	3%	52%
Woodford Reserve	0.4	9%	0.4	(10%)	(9%)	—%	—%	(8%)
Old Forester	0.1	10%	0.1	(8%)	(9%)	—%	—%	(9%)
Rest of Whiskey	0.1	(13%)	0.1	(5%)	8%	—%	—%	8%
Ready-to-Drink	5.4	—%	6.1	(4%)	9%	—%	(4%)	5%
JD RTD/RTP	2.8	(8%)	3.5	(13%)	—%	—%	(1%)	—%
New Mix	2.6	12%	2.6	12%	52%	—%	(21%)	32%
Tequila	0.6	—%	0.6	6%	15%	—%	(3%)	12%
Herradura	0.2	5%	0.2	(2%)	1%	—%	(4%)	(3%)
el Jimador	0.4	1%	0.4	11%	27%	—%	(1%)	26%
Wine	0.4	(3%)	0.4	(12%)	(12%)	—%	—%	(12%)
Vodka	0.6	(2%)	0.6	3%	13%	—%	2%	15%
Rest of Portfolio	0.1	(4%)	0.1	(17%)	97%	(97%)	5%	5%
Non-branded & bulk	NM	NM	NM	NM	21%	—%	—%	21%
Total Portfolio	12.6	1%	13.2	(4%)	3%	(2%)	1%	2%

Other Brand Aggregations
Jack Daniel’s Family of Brands	7.7	(2%)	8.3	(8%)	—%	—%	2%	2%
American Whiskey	5.4	3%	5.3	(4%)	(1%)	—%	2%	1%
Premium Bourbons	0.5	9%	0.5	(10%)	(9%)	—%	—%	(9%)

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule C
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Three Months Ended July 31, 2023

	Net Sales % Change vs. Prior Year Period
Geographic Area[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic[2]
United States	(8%)	(1%)	—%	(9%)
Developed International	5%	(4%)	(1%)	—%
Germany	7%	(1%)	(2%)	4%
Australia	(14%)	—%	2%	(13%)
United Kingdom	21%	(1%)	(6%)	15%
France	5%	—%	(2%)	3%
Canada	(3%)	—%	2%	(1%)
Japan	(83%)	—%	(4%)	(88%)
Rest of Developed International	23%	(16%)	(1%)	7%
Emerging	27%	(1%)	5%	32%
Mexico	44%	—%	(20%)	24%
Poland	22%	(1%)	—%	22%
Brazil	22%	—%	(4%)	18%
Rest of Emerging	20%	(1%)	22%	41%
Travel Retail	13%	(3%)	(1%)	9%
Non-branded and bulk	21%	—%	—%	21%
Total	3%	(2%)	1%	2%

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule D
Brown-Forman Corporation
Supplemental Information (Unaudited) — Estimated Net Change in Distributor Inventories[1]
Three Months Ended July 31, 2023
Estimated Net Change in Distributor Inventories[3]
Geographic Area[3] - Net Sales
United States	(11%)
Developed International	1%
Emerging	3%
Travel Retail	(1%)
Non-Branded and Bulk	—%

Product category / brand family / brand[1]
Whiskey	(7%)
JDTW	(2%)
JDTH	(25%)
Gentleman Jack	(19%)
JDTF	(17%)
JDTA	1%
Woodford Reserve	(20%)
Old Forester	(20%)
Rest of Whiskey	9%
Ready-to-Drink	(2%)
JD RTD/RTP	(2%)
New Mix	—%
Tequila	1%
Herradura	(9%)
el Jimador	9%
Wine	(11%)
Vodka (Finlandia)	6%
Rest of Portfolio	(19%)
Non-branded and bulk	—%

Statement of Operations Line Items
Net Sales	(6%)
Cost of Sales	(5%)
Gross Profit	(7%)
Operating Income	(12%)

A positive difference is interpreted as a net increase in distributors’ inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories.

Note 1 - Percentage growth rates are compared to the same prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures
Use of Non-GAAP Financial Information. We use some financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Organic change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “organic” basis. We use “organic change” for the following measures: (a) organic net sales; (b) organic cost of sales; (c) organic gross profit; (d) organic advertising expenses; (e) organic selling, general, and administrative (SG&A) expenses; (f) organic other expense (income) net; (g) organic operating expenses*; and (h) organic operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures and (2) foreign exchange. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on sale of divested brands, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction, transition, and integration costs), and (c) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods). Excluding non-comparable periods allows us to include the effects of acquired and divested brands only to the extent that results are comparable year over year.
During the third quarter of fiscal 2023, we acquired Gin Mare Brand, S.L.U. and Mareliquid Vantguard, S.L.U., which own the Gin Mare brand (Gin Mare). Also, during the third quarter of fiscal 2023, we acquired (a) International Rum and Spirits Distributors Unipessoal, Lda., (b) Diplomático Branding Unipessoal Lda., (c) International Bottling Services, S.A., (d) International Rum & Spirits Marketing Solutions, S.L., and (e) certain assets of Destilerias Unidas Corp., which collectively own the Diplomático Rum brand and related assets (Diplomático).
This adjustment removes the transaction, transition, and integration costs related to the acquisitions and operating activity for Gin Mare and Diplomático, for the non-comparable period, which is activity in the first quarter of fiscal 2024. We believe that these adjustments allow for us to better understand our organic results on a comparable basis.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the organic trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
We use the non-GAAP measure “organic change,” along with other metrics, to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the Board of Directors, stockholders, and investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. We believe these non-GAAP measures are useful to readers and investors because they enhance the understanding of our historical financial performance and comparability between periods.
In addition to the non-GAAP financial measures presented, we believe that our results are affected by changes in distributor inventories, particularly in our largest market, the United States, where the spirits industry is subject to regulations that essentially mandate a so-called “three-tier system,” with a value chain that includes suppliers, distributors, and retailers. Accordingly, we also provide information concerning estimated fluctuations in distributor inventories. We believe such information is useful in understanding our performance and trends as it provides relevant information regarding customers’ demand for our products. See Schedule D of this press release.

*Organic operating expenses include organic advertising expenses, organic SG&A expenses, and organic other expenses (income), net.

Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by beverage alcohol category. Below, we define the geographic and brand aggregations used in this release.
In Schedule C and Schedule D, we provide supplemental information for our top markets ranked by percentage of reported net sales. In addition to markets listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our top developed international markets were Germany, Australia, the United Kingdom, France, Canada, and Japan. This aggregation represents our net sales of branded products to these markets.
•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our top emerging markets were Mexico, Poland, and Brazil. This aggregation represents our net sales of branded products to these markets.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military, regardless of customer location.
•“Non-branded and bulk” includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey and wine, regardless of customer location.
Brand Aggregations.
In Schedule B and Schedule D, we provide supplemental information for our top brands ranked by percentage of reported net sales. In addition to brands listed by name, we include the following aggregations outlined below.
Beginning in fiscal 2023, we began presenting “Ready-to-Drink” products as a separate aggregation due to its more significant contribution to our growth in recent years and industry-wide category growth trends. “Whiskey” no longer contains Jack Daniel’s ready-to-drink (RTD) and ready-to-pour (RTP), and “Tequila” no longer includes New Mix. These brands are now included in the “Ready-to-Drink” brand aggregation.
•“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs. The brands included in this category are the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), GlenDronach, Benriach, Glenglassaugh, Slane Irish Whiskey, and Coopers’ Craft.
•“American whiskey” includes the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below) and premium bourbons (defined below).
•“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.
•“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, and other super-premium Jack Daniel's expressions.
•“Ready-to-Drink” includes all ready-to-drink (RTD) and ready-to-pour (RTP) products. The brands included in this category are Jack Daniel’s RTD and RTP products (JD RTD/RTP), New Mix, and other RTD/RTP products.
•“Jack Daniel’s RTD/RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s Country Cocktails, Jack Daniel’s Double Jack, Jack Daniel’s & Coca-Cola RTD, and other malt- and spirit-based Jack Daniel’s RTDs, along with Jack Daniel’s Winter Jack RTP.
•“Jack Daniel’s & Coca-Cola RTD” includes all Jack Daniel’s and Coca-Cola RTD products and Jack Daniel’s bulk whiskey shipments for the production of this product.
•“Tequila” includes the Herradura family of brands (Herradura), el Jimador, and other tequilas.

•“Wine” includes Korbel California Champagnes and Sonoma-Cutrer wines.
•“Vodka” includes Finlandia.
•“Rest of Portfolio” includes Chambord, Gin Mare, Korbel Brandy, Diplomático, and Fords Gin.
•“Non-branded and bulk” includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey and wine.
•“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), JD RTD/RTP, Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Bonded Tennessee Whiskey, Jack Daniel’s Sinatra Select, Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Bottled-in-Bond, Jack Daniel’s Triple Mash Blended Straight Whiskey, Jack Daniel’s No. 27 Gold Tennessee Whiskey, Jack Daniel’s 10 Years Old, and Jack Daniel’s 12 Years Old.
Other Metrics.
•“Shipments.” We generally record revenues when we ship or deliver our products to our customers. In this report, unless otherwise specified, we refer to shipments when discussing volume.
•“Depletions.” This is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, depletions usually means either (a) where Brown-Forman is the distributor, shipments directly to retail or wholesale customers or (b) where Brown-Forman is not the distributor, shipments from distributor customers to retailers and wholesalers. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.
•“Consumer takeaway.” When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry that refers to the purchase of product by consumers from retail outlets, including products purchased through e-commerce channels, as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator of consumer demand trends.
•“Estimated net change in distributor inventories.” We generally recognize revenue when our products are shipped or delivered to customers. In the United States and certain other markets, our customers are distributors that sell downstream to retailers and consumers. We believe that our distributors’ downstream sales more closely reflect actual consumer demand than do our shipments to distributors. Our shipments increase distributors’ inventories, while distributors’ depletions (as described above) reduce their inventories. Therefore, it is possible that our shipments do not coincide with distributors’ downstream depletions and merely reflect changes in distributors’ inventories. Because changes in distributors’ inventories could affect our trends, we believe it is useful for investors to understand those changes in the context of our operating results.
We perform the following calculation to determine the “estimated net change in distributor inventories”:
•For both the current-year period and the comparable prior-year period, we calculate a “depletion-based” amount by (a) dividing the organic dollar amount (e.g. organic net sales) by the corresponding shipment volumes to arrive at a shipment per case amount, and (b) multiplying the resulting shipment per case amount by the corresponding depletion volumes. We subtract the year-over-year percentage change of the “depletion-based” amount from the year-over-year percentage change of the organic amount to calculate the “estimated net change in distributor inventories.”
•A positive difference is interpreted as a net increase in distributors’ inventories, which implies that organic trends could decrease as distributors reduce inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories, which implies that organic trends could increase as distributors rebuild inventories.